Exhibit 10.18 (b)

FORM OF ASSURED PHARMACY, INC. 2012 INCENTIVE COMPENSATION PLAN

INCENTIVE STOCK OPTION AGREEMENT

This Agreement (the "Agreement") is made as of _________________, ______ (the "Grant Date") by and between Assured Pharmacy, Inc., a Nevada corporation (the “Company”), and ____________________ (the “Optionee”).

I    GRANT OF OPTION

1.01 Grant of Option.  The Company grants to the Optionee an incentive stock option to purchase any part or all of an aggregate of _____________ shares of Common Stock (the "Option").  This Option is granted pursuant to the terms of the Assured Pharmacy, Inc. 2012 Incentive Compensation Plan (the “Plan”) and this Agreement.  Capitalized terms used in this Agreement and not defined herein shall have the meaning given to such terms in the Plan.

1.02 Option Price.  The purchase price of the shares of Common Stock covered by the Option shall be $__________ per share.

II    VESTING

2.01 Option Vesting.

☐	Alternative 1: This Option shall become exercisable in accordance with the schedule set forth below:

Years of Employment After Grant Date	Percentage of Grant Which May Be Exercised
Less than 1	0%
1 but less than 2	Fifty percent (50%)
2 or more	One hundred percent (100%)

☐	Alternative 2: This Option shall be fully vested and exercisable on the Grant Date.

III    OPTION EXERCISABILITY

3.01 Termination of Option.  All rights to exercise this Option shall terminate upon the earliest of:

(a) Three (3) months after the date of the Optionee’s termination of service from the Company and its Subsidiaries for any reason other than for cause;

(b) The date the Company or one of its Subsidiaries terminates the Optionee’s service for cause; or

(c) Ten (10) years from the Grant Date.

For purposes of this Agreement, the Committee's determination of whether a termination is for cause shall be determinative and binding on all parties.

3.02 Exercise of Option.  Optionee may exercise this Option by giving written notice of the exercise to the Company, in care of its Secretary, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor, together with all amounts necessary to satisfy any and all federal, state and local tax withholding requirements arising in connection with the exercise of the Option.  The purchase price may be paid (a) in cash, (b) by check, (c) with the approval of the Committee, by delivering shares of Company Stock (“Delivered Stock”), (d) by surrendering to the Company shares of Company Stock otherwise receivable upon exercise of the Stock Option (a “Net Exercise”), or (e) any combination of the foregoing.

IV    OTHER PROVISIONS

4.01 Government and Other Regulations.  The obligation to sell and deliver shares of stock under the Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or desirable by the Company, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.  The Company shall have the power and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Option.

4.02 No Retention Agreement Intended.  This Agreement does not confer upon Optionee any right to continuation of service in any capacity by the Company or a Subsidiary and does not constitute a retention agreement of any kind.

4.03 Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

4.04 Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the state of Nevada, without regard to conflicts of laws provisions that would give effect to the laws of another jurisdiction.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day, month and year first set forth above.

THE COMPANY:

ASSURED PHARMACY, INC.

By:                   _________________________________
Print Name:     _________________________________
Title:                _________________________________

OPTIONEE:

Signature:       _________________________________
Print Name:     _________________________________

SCHEDULE OF INCENTIVE STOCK OPTION AGREEMENTS

Name	Date of Agreement	# of Options Strike	Price	Vesting

Robert DelVecchio	May 9, 2012	175,000	$0.60	Alternative 2

Mike Schneidereit	May 9, 2012	175,000	$0.60	Alternative 2

Brett Cormier	May 9, 2012	175,000	$0.60	Alternative 2